Exhibit 99.1

For Further Information
C. Allan Ducker, III, Chief Executive Officer
864-306-2540 or email:  aducker@csbat.com

John W. Hobbs, Chief Financial Officer
864-306-2540 or email:  jhobbs@csbat.com

NEWS RELEASE

For More Information, Contact:
Erin Barrett or Michael Jordan, Brandon Advertising, (843) 916-2000

COMMUNITYSOUTH DECLARES 5 FOR 4 STOCK SPLIT

November 21, 2005, Easley, S.C. – CommunitySouth Bancshares, Inc. announced today that the bank’s Board of Directors has approved a five for four stock split. This stock split will be effected as a stock dividend for shareholders of record on December 15, 2005, to be paid on January 16, 2006. In lieu of issuing fractional shares, we will pay cash based upon the closing price of our common stock as of December 15, 2005.

Chairman of the Board, Daniel E. Youngblood, commented on the Board’s action, stating, “CommunitySouth Bank & Trust and its stock have performed exceptionally well since the bank’s opening only ten months ago. This action is consistent with our corporate goal of enhancing the liquidity of the bank’s stock and ultimately broadening our shareholder base.” C. Allan Ducker, III, Chief Executive Officer, commented further, “The support and confidence of our shareholders is a large reason for our success thus far. We believe this action by the bank’s Board of Directors will enhance our shareholders’ investment through increased liquidity, and by making our stock more affordable for prospective investors.”

CommunitySouth Bancshares, Inc. commenced operations in the upstate on January 18th of this year. Fueled by the largest initial public offering ever for a bank in South Carolina history, the company capitalized with $30 million and has grown total assets to $123 million since operations began in January. CommunitySouth is headquartered in Easley, SC and plans to cover the entire upstate market. Currently, the bank operates full service offices in Easley and Mauldin and plans to open a full service office in Spartanburg within the next two months. The bank also has a loan production office in Greenwood that they plan to convert to a full service branch in 2006. CommunitySouth offers a complete line of banking products and services, including commercial loans, consumer loans, mortgage loans, checking accounts, savings accounts, and certificates of deposits. For additional information about CommunitySouth call (864) 306-2540 or visit www.communitysouthbankandtrust.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.